Gates Industrial Reports Fourth-Quarter and Full Year 2024 Results
Denver, CO, February 6, 2025
Fourth-Quarter 2024 Financial Summary
◦Fourth-quarter net sales of $829.4 million, down 3.9% compared to the prior-year period, including a core sales decline of 2.6%.
◦Net income attributable to shareholders of $36.6 million, or $0.14 per diluted share.
◦Adjusted Net Income per diluted share of $0.36.
◦Net income from continuing operations of $41.2 million, or a margin of 5.0%.
◦Adjusted EBITDA of $180.8 million, or a margin of 21.8%.
Full-Year 2024 Financial Summary
◦Net sales of $3,408.2 million, representing a 4.5% decline, including a core sales decline of 3.5%.
◦Net income attributable to shareholders of $194.9 million, or $0.74 per diluted share.
◦Adjusted Net Income per diluted share of $1.39.
◦Net income from continuing operations of $220.5 million, or a margin of 6.5%.
◦Adjusted EBITDA of $761.1 million, or a margin of 22.3%.
◦Generated $379.6 million of operating cash flow.
◦Introducing 2025 financial guidance.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific power transmission and fluid power solutions, today reported results for the fourth-quarter and full year ended December 28, 2024.
Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “In 2024, we generated a 180 basis point increase in our gross margin while encountering softer demand trends in many of our end markets. Our enterprise initiatives continue to gain traction. Furthermore, we also reduced our debt levels and repurchased $175 million of our stock.”
Jurek continued, “We believe we are well positioned to continue to drive further improvements to our profitability. Our balance sheet is strong and our capital deployment optionality continues to expand. We are making investments in our business that we believe will generate significant dividends for our growth and profitability over the mid-term. I thank the global Gates team for their hard work and support.”

Fourth-Quarter Financial Results

Fourth-quarter net sales were $829.4 million, a decrease of 3.9% compared to the prior-year quarter net sales of $863.3 million primarily due to lower volume. Core sales decreased 2.6% year-over-year. The decline in core sales was primarily driven by soft demand in Agriculture and Construction, partially mitigated by growth in Automotive. At the channel level, OEM revenues fell double-digits while Replacement revenues expanded low single-digits compared to the prior year period.

Full-year 2024 net sales were $3,408.2 million, a decrease of 4.5% over prior-year net sales of $3,570.2 million primarily due to lower volume and unfavorable foreign currency partially offset by pricing. Core sales decreased 3.5%. At the end market level, Agriculture and Construction were the primary drivers of the decline with Automotive representing a partial offset. For the year, OEM sales decreased double-digits and Replacement sales expanded at a low single-digit rate.
Fourth-quarter net income attributable to shareholders was $36.6 million, or $0.14 per diluted share, compared to net income attributable to shareholders of $62.9 million, or $0.24 per diluted share, in the prior-year quarter. Higher tax expense impacted the year-over-year decrease. Adjusted net income was $93.5 million, or $0.36 per diluted share, compared to $98.6 million, or $0.37 per diluted share in the prior-year period. The year-over-year change in adjusted net income per diluted share was influenced by lower operating income, partially offset by a lower share count. The diluted weighted-average number of shares outstanding in the fourth quarter of 2024 was 261,090,036 compared to 267,523,754 in the fourth quarter of 2023.
Full-year 2024 net income attributable to shareholders was $194.9 million or $0.74 per diluted share, compared to net income attributable to shareholders of $232.9 million, or $0.84 per diluted share, in the prior year. A higher tax rate was partially offset by favorable other income, stronger operating income, and lower interest expense. Adjusted net income was $367.7 million, or $1.39 per diluted share, compared to $368.9 million, or $1.34 per diluted share, in the prior year. The increase in adjusted net income per diluted share was fueled by higher operating income, lower interest expense and a lower share count, partially offset by lower contribution from other items and a higher effective tax rate. The diluted weighted-average number of shares outstanding in 2024 was 264,675,566 compared to 275,648,328 in 2023.
Fourth-quarter net income from continuing operations was $41.2 million, or 5.0% of net sales, compared to $69.2 million or 8.0% of net sales in the prior-year quarter representing a decline of 300 basis points year-over-year impacted by an increase in income tax expense relative to the year-ago period. Full-year 2024 net income from continuing operations was $220.5 million, or 6.5% of net sales, compared to $257.0 million or 7.2% of net sales in the prior year. The 70 basis point decrease in margin year-over-year was driven by higher tax expense.
Fourth-quarter adjusted EBITDA was $180.8 million compared to $185.8 million in the prior-year quarter. Fourth-quarter adjusted EBITDA margin of 21.8% represented an expansion of 30 basis points compared to the prior-year quarter. The increase in adjusted EBITDA margin was supported by ongoing benefits from our enterprise initiatives that favorably impacted manufacturing performance and pricing as well as improved mix, partially offset by lower volumes.
Full-year 2024 adjusted EBITDA was $761.1 million, or 22.3% of net sales, compared to $747.0 million, or 20.9% of net sales, in the prior-year. The improvement in adjusted EBITDA was driven by our enterprise initiatives which benefited manufacturing performance and pricing as well as favorable mix, partly mitigated by the impact of lower volume.

Power Transmission Segment Results

	For the three months ended
(USD in millions)	December 28, 2024	December 30, 2023	% Change	% Core Change
Net sales	$520.0	$532.8	(2.4%)	(0.9%)
Adjusted EBITDA	$112.9	$117.4	(3.8%)
Adjusted EBITDA margin	21.7%	22.0%	(30 bps)

	For the year ended
(USD in millions)	December 28, 2024	December 30, 2023	% Change	% Core Change
Net sales	$2,108.1	$2,191.2	(3.8%)	(2.3%)
Adjusted EBITDA	$468.7	$460.6	1.8%
Adjusted EBITDA margin	22.2%	21.0%	120 bps
Fourth-quarter Power Transmission net sales decreased 2.4% to $520.0 million compared to the prior-year quarter, reflecting a core sales decline of 0.9%. Declines in the Agriculture and Commercial On-Road end markets more than offset growth in Personal Mobility. From a channel perspective, OEM sales decreased high single-digits and was partially mitigated by modest growth in Replacement market.
Full-year 2024 Power Transmission net sales decreased 3.8% to $2,108.1 million compared to the prior year, including a core sales decrease of 2.3%. The full year net and core sales decrease was largely fueled by a decrease in the Personal Mobility, Construction and Agriculture markets. OEM sales decreased high single-digits year-over-year on a core basis and outweighed modest growth in the Replacement markets.
Fourth-quarter Power Transmission adjusted EBITDA was $112.9 million compared to $117.4 million in the prior-year quarter. The year-over-year decrease in adjusted EBITDA was impacted by lower volume partially offset by benefits from our enterprise initiatives. Adjusted EBITDA margin of 21.7% represented a decline of 30 basis points compared to the prior-year quarter.
Full-year 2024 Power Transmission adjusted EBITDA was $468.7 million compared to $460.6 million in the prior year. Adjusted EBITDA margin of 22.2% expanded 120 basis points relative to the prior year largely due to benefits from our enterprise initiatives that favorably impacted manufacturing performance and pricing as well as improved mix, partially offset by lower volumes.
Fluid Power Segment Results

	For the three months ended
(USD in millions)	December 28, 2024	December 30, 2023	% Change	% Core Change
Net sales	$309.4	$330.5	(6.4%)	(5.3%)
Adjusted EBITDA	$67.9	$68.4	(0.7%)
Adjusted EBITDA margin	21.9%	20.7%	120 bps

	For the year ended
(USD in millions)	December 28, 2024	December 30, 2023	% Change	% Core Change
Net sales	$1,300.1	$1,379.0	(5.7%)	(5.4%)
Adjusted EBITDA	$292.4	$286.4	2.1%
Adjusted EBITDA margin	22.5%	20.8%	170 bps

Fourth-quarter Fluid Power net sales decreased 6.4% to $309.4 million compared to the prior-year quarter. Core sales declined 5.3%. The segment experienced net and core sales declines in most end markets with Agriculture, Construction and Energy most impacted. Automotive core sales grew mid-teens. At the channel level, OEM sales experienced a double-digit decline in core sales partially offset by low single-digit core growth in Replacement.
Full-year 2024 Fluid Power net sales decreased 5.7% to $1,300.1 million compared to the prior year, including a core sales decrease of 5.4%. Net and core sales declined in most end markets with Agriculture, Construction and Energy realizing the largest headwinds. Automotive increased low-teens. OEM sales decreased high-teens while Replacement core sales were slightly positive.
Fourth-quarter Fluid Power adjusted EBITDA was $67.9 million compared to $68.4 million in the prior-year quarter, resulting in an adjusted EBITDA margin of 21.9% and expansion of 120 basis points compared to the prior-year quarter. The increase in adjusted EBITDA was supported by ongoing benefits from our enterprise initiatives that contributed to improved manufacturing performance and price as well as favorable mix, partly offset by lower volume.
Full-year 2024 Fluid Power adjusted EBITDA was $292.4 million compared to $286.4 million in the prior year, resulting in an adjusted EBITDA margin of 22.5% and expansion of 170 basis points compared to the prior-year. The margin expansion was primarily driven by benefits from our enterprise initiatives that supported improved manufacturing performance and price as well as positive mix partly offset by lower volume.
Liquidity and Capital Resources
During the fourth quarter of 2024, the Company generated $190.9 million of cash from operations. Fourth-quarter capital expenditures increased to $33.4 million from $24.2 million in the prior-year quarter.
As of December 28, 2024, the Company had total cash and cash equivalents of $682.0 million and total outstanding debt of $2.4 billion, as well as committed borrowing headroom of $471.8 million.
2025 Guidance
The Company is introducing full year financial guidance for 2025. Specifically, the company anticipates the following:
•Core sales growth in the range of (0.5%) to +3.5% year-over-year
•Adjusted EBITDA of $735 million to $795 million
•Adjusted Earnings Per Share of $1.36 to $1.52
•Capital Expenditures of approximately $120 million
•Free Cash Flow conversion exceeding 90%
Share-based metrics in the Company’s guidance do not include the effect of any potential share repurchases.
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, including expected Core Sales Growth, Adjusted EBITDA, Adjusted Earnings per Share and Free Cash Flow conversion for 2025. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 11:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial’s website at investors.gates.com. For those unable to access the webcast, the conference call can be accessed by dialing (888) 414-4601 (domestic) or +1 (646) 960-0313 (international) and requesting the Gates Industrial Corporation Fourth-Quarter 2024 Earnings Conference Call or providing the Conference ID of 5772067. An audio replay of the conference call can be accessed by dialing (800) 770-2030 (domestic) or +1 (647) 362-9199 (international), and providing the passcode 5772067, or by accessing Gates Industrial’s website at investors.gates.com.
About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment (“OEM”) manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in more than 130 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include, but are not limited to, statements related to expectations regarding the performance of the Company’s business and financial results (including our ability to drive margin improvements, our capital deployment optionality, and the impact from investments in our business), and statements regarding our outlook for 2025. Such forward-looking statements are subject to various risks and uncertainties, including, among others, economic, political and other risks associated with international operations (including the imposition of tariffs), risks inherent to the manufacturing industry, macroeconomic factors beyond the Company’s control (including material and logistics availability, inflation, supply chain and labor challenges and end-market recovery), risks related to catastrophic events, continued operation of our manufacturing facilities, including as a result of cybersecurity attacks, our ability to forecast and meet demand and market acceptance of new products. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024, which is expected to be filed with the Securities and Exchange Commission on or about the date of this presentation, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Gates Industrial Corporation plc
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Year ended
(USD in millions, except per share amounts)	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$829.4	$863.3	$3,408.2	$3,570.2
Cost of sales	494.1	525.6	2,049.7	2,211.3
Gross profit	335.3	337.7	1,358.5	1,358.9
Selling, general and administrative expenses	220.1	216.0	870.0	882.2
Transaction-related expenses	1.2	0.1	3.3	2.2
Asset impairments	—	—	—	0.1
Restructuring expenses	1.5	1.3	6.5	11.6
Other operating (income) expenses	(0.1)	—	—	0.2
Operating income from continuing operations	112.6	120.3	478.7	462.6
Interest expense	34.1	38.4	155.8	163.2
Loss on deconsolidation of Russian subsidiary	(0.1)	—	12.7	—
Other (income) expense	(9.3)	10.3	(17.8)	14.1
Income from continuing operations before taxes	87.9	71.6	328.0	285.3
Income tax expense	46.7	2.4	107.5	28.3
Net income from continuing operations	41.2	69.2	220.5	257.0
Loss on disposal of discontinued operations	0.1	0.1	0.6	0.6
Net income	41.1	69.1	219.9	256.4
Less: non-controlling interests	4.5	6.2	25.0	23.5
Net income attributable to shareholders	$36.6	$62.9	$194.9	$232.9

Earnings per share
Basic
Earnings per share from continuing operations	$0.14	$0.24	$0.75	$0.86
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.14	$0.24	$0.75	$0.86

Diluted
Earnings per share from continuing operations	$0.14	$0.24	$0.74	$0.84
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.14	$0.24	$0.74	$0.84

Gates Industrial Corporation plc
Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of December 28, 2024	As of December 30, 2023
Assets
Current assets
Cash and cash equivalents	$682.0	$720.6
Trade accounts receivable, net	722.7	768.2
Inventories	676.0	647.2
Taxes receivable	28.6	30.4
Prepaid expenses and other assets	196.7	234.9
Total current assets	2,306.0	2,401.3
Non-current assets
Property, plant and equipment, net	579.5	630.0
Goodwill	1,908.9	2,038.7
Pension surplus	5.7	8.6
Intangible assets, net	1,248.6	1,386.1
Right-of-use assets	139.4	120.1
Taxes receivable	20.7	18.5
Deferred income taxes	553.5	622.4
Other non-current assets	24.0	28.8
Total assets	$6,786.3	$7,254.5
Liabilities and equity
Current liabilities
Debt, current portion	$39.1	$36.5
Trade accounts payable	408.2	457.7
Taxes payable	22.9	36.6
Accrued expenses and other current liabilities	251.3	248.5
Total current liabilities	721.5	779.3
Non-current liabilities
Debt, less current portion	2,311.5	2,415.0
Post-retirement benefit obligations	78.0	83.8
Lease liabilities	127.3	110.6
Taxes payable	82.2	79.4
Deferred income taxes	56.8	119.4
Other non-current liabilities	68.7	123.1
Total liabilities	3,446.0	3,710.6
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 255,203,987 (December 30, 2023: authorized shares: 3,000,000,000; outstanding shares: 264,259,788)	2.6	2.6
—Additional paid-in capital	2,618.6	2,583.8
—Accumulated other comprehensive loss	(1,077.2)	(828.5)
—Retained earnings	1,479.6	1,462.3
Total shareholders’ equity	3,023.6	3,220.2
Non-controlling interests	316.7	323.7
Total equity	3,340.3	3,543.9
Total liabilities and equity	$6,786.3	$7,254.5

Gates Industrial Corporation plc
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended
(USD in millions)	December 28, 2024	December 30, 2023
Cash flows from operating activities
Net income	$219.9	$256.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	216.9	217.5
Foreign exchange and other non-cash financing income	(44.2)	(24.8)
Share-based compensation expense	28.8	27.4
Decrease in post-employment benefit obligations, net	(9.0)	(9.9)
Deferred income taxes	(12.1)	(65.7)
Asset impairments	—	0.1
Loss on deconsolidation of Russian Subsidiary	12.7	—
Gain on disposal of property, plant and equipment	(7.3)	—
Other operating activities	(0.1)	5.3
Changes in operating assets and liabilities:
—Accounts receivable	8.4	45.6
—Inventories	(64.0)	24.5
—Accounts payable	(27.6)	(17.8)
—Prepaid expenses and other assets	37.3	22.3
—Taxes payable	(0.9)	(14.5)
—Other liabilities	20.8	14.6
Net cash provided by operating activities	379.6	481.0
Cash flows from investing activities
Purchases of property, plant and equipment	(83.1)	(61.2)
Purchases of intangible assets	(23.6)	(10.2)
Purchases of investments	(11.3)	—
Proceeds from sale of investments	5.0	—
Cash paid under corporate-owned life insurance policies	(5.4)	(18.2)
Cash received under corporate-owned life insurance policies	14.5	6.6
Proceeds from the sale of property, plant and equipment	12.0	1.2
Cash deconsolidated from previously controlled subsidiary	(12.5)	—
Net cash used in investing activities	(104.4)	(81.8)
Cash flows from financing activities
Issuance of shares	14.9	18.7
Repurchase of shares	(176.1)	(251.7)
Proceeds from long-term debt	1,840.0	100.0
Payments of long-term debt	(1,948.4)	(119.6)
Debt issuance costs paid	(21.6)	(1.3)
Dividends paid to non-controlling interests	(13.0)	(18.2)
Other financing activities	17.5	13.8
Net cash used in financing activities	(286.7)	(258.3)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(27.7)	1.7
Net (decrease) increase in cash and cash equivalents and restricted cash	(39.2)	142.6
Cash and cash equivalents and restricted cash at the beginning of the period	724.0	581.4
Cash and cash equivalents and restricted cash at the end of the period	$684.8	$724.0

Supplemental schedule of cash flow information
Interest paid	$132.6	$155.1
Income taxes paid	$122.3	$110.5
Accrued capital expenditures	$1.2	$0.6

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our total profitability on a basis that is consistent with that of our operating segments. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of net sales for that period.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Beginning with the three months ended June 29, 2024, we revised our definition of Adjusted Net Income to adjust for discrete tax items, which are significant, unusual or infrequently occurring tax items. We have revised the prior period amounts to conform to our current period presentation.
Core sales is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in average currency exchange rates and the first-year impacts of acquisitions and disposals, when applicable. Core sales growth is the change in core sales expressed as a percentage of prior period net sales. We present core sales growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation. Free Cash Flow is a non-GAAP measure that represents net cash provided by operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow expressed as a percentage of Adjusted Net Income. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended		Year Ended
(USD in millions)	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net income from continuing operations	$41.2	$69.2	$220.5	$257.0
Adjusted for:
Income tax expense	46.7	2.4	107.5	28.3
Net interest and other expenses	24.8	48.7	138.0	177.3
Loss on deconsolidation of Russian subsidiary (1)	(0.1)	—	12.7	—
Depreciation and amortization	54.1	55.0	216.9	217.5
Transaction-related expenses (2)	1.2	0.1	3.3	2.2
Asset impairments	—	—	—	0.1
Restructuring expenses (3)	1.5	1.3	6.5	11.6
Share-based compensation expense	8.6	7.8	28.8	27.4
Inventory impairments and adjustments (4) (included in cost of sales)	0.6	1.1	22.3	7.4
Restructuring related expenses (included in cost of sales)	0.9	—	1.8	0.4
Restructuring related expenses (included in SG&A)	1.4	0.1	2.9	1.0
Credit (gain) loss related to customer bankruptcy (included in SG&A) (5)	—	—	(0.1)	11.4
Cybersecurity incident expenses (6)	—	0.1	—	5.2
Other items not directly related to current operations (7)	(0.1)	—	—	0.2
Adjusted EBITDA	$180.8	$185.8	$761.1	$747.0

Net Sales	$829.4	$863.3	$3,408.2	$3,570.2
Net income from continuing operations margin	5.0%	8.0%	6.5%	7.2%
Adjusted EBITDA Margin	21.8%	21.5%	22.3%	20.9%

(1)	In July 2022, Gates suspended our operations in Russia. As of September 28, 2024, we deconsolidated the Russian subsidiary upon loss of control and recognized a deconsolidation loss.
(2)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(3)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(4)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis.
(5)	On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we preliminarily evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and recorded the pre-tax charge to reflect our estimated recovery. We continue to monitor the circumstances surrounding the bankruptcy and adjust our estimate if necessary.
(6)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.
(7)	Other items not directly related to current operations include other charges.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended				Year Ended
(USD in millions, except share numbers and per share amounts)	December 28, 2024		December 30, 2023		December 28, 2024		December 30, 2023
Net income attributable to shareholders	$36.6		$62.9		$194.9		$232.9
Adjusted for:
Loss on disposal of discontinued operations	0.1		0.1		0.6		0.6
Loss on deconsolidation of Russian subsidiary (1)	(0.1)		—		12.7		—
Amortization of intangible assets arising from the 2014 acquisition of Gates	28.7		28.9		115.5		116.2
Transaction-related expenses (2)	1.2		0.1		3.3		2.2
Asset impairments	—		—		—		0.1
Restructuring expenses (3)	1.5		1.3		6.5		11.6
Restructuring related expenses (included in cost of sales)	0.9	0	—	0	1.8	0	0.4
Restructuring related expenses (included in SG&A)	1.4	0	0.1	0	2.9	0	1.0
Share-based compensation expense	8.6		7.8		28.8		27.4
Inventory impairments and adjustments (4) (included in cost of sales)	0.6		1.1		22.3		7.4
Adjustments relating to post-retirement benefits	(0.7)		(0.8)		(2.6)		(3.0)
Financing and other FX related losses	(6.1)		16.7		(7.0)		26.8
Credit (gain) loss related to customer bankruptcy (included in SG&A) (5)	—		—		(0.1)		11.4
Cybersecurity incident expenses (6)	—		0.1		—		5.2
Loss on extinguishment of debt (7)	—		—		14.8		—
Discrete tax items (8)	31.7		(6.1)		23.4		(17.1)
Other adjustments	(2.3)		(0.3)		(7.0)		(6.1)
Estimated tax effect of the above adjustments	(8.6)		(13.3)		(43.1)		(48.1)
Adjusted Net Income	$93.5		$98.6		$367.7		$368.9

Diluted weighted-average number of shares outstanding	261,090,036		267,523,754		264,675,566		275,648,328
GAAP Net Income per diluted share	$0.14		$0.24		$0.74		$0.84
Adjusted Net Income per diluted share	$0.36		$0.37		$1.39		$1.34

(1)	In July 2022, Gates suspended our operations in Russia. As of September 28, 2024, we deconsolidated the Russian subsidiary upon loss of control and recognized a deconsolidation loss.
(2)	Transaction-related expenses related primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(3)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and included costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(4)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis.
(5)	On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we preliminarily evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and recorded the pre-tax charge to reflect our estimated recovery. We continue to monitor the circumstances surrounding the bankruptcy and adjust our estimate if necessary.
(6)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.
(7)
On June 4, 2024, Gates extinguished the 2021 Dollar Term Loans and the asset-backed credit facility in connection with our debt refinancing. As a result, we accelerated $14.8 million in deferred issuance costs during the year ended December 28, 2024.

(8)	For the three months ended December 28, 2024, the effective tax rate was primarily driven by net discrete tax expenses of $31.7 million, of which $25.8 million related to changes in tax rates and law changes, primarily due to the corporate tax rate change in Luxembourg, and the dividend withholding tax rate change in Türkiye, $3.5 million related to changes in the realizability of certain deferred tax assets, primarily related to losses in Türkiye, and $2.4 million of other net discrete tax expenses. For the twelve months ended December 28, 2024, the effective tax rate was primarily driven by discrete tax expenses of $23.4 million, of which $25.8 million related to changes in tax rates and law changes, primarily due to the corporate tax rate change in Luxembourg, and the dividend withholding tax rate change in Türkiye, $7.7 million related to changes in the realizability of certain deferred tax assets and $0.2 million of other discrete expenses: offset by net discrete benefits of $9.9 million primarily related to unrecognized tax benefits due to audit closures.

For the three months ended December 30, 2023, the effective tax rate was primarily driven by net discrete tax benefits of $6.1 million, of which $7.9 million related to foreign derived intangible income deductions accelerated from an intercompany royalty prepayment, and $1.8 million of other net discrete tax expenses. For the twelve months ended December 30, 2023, the effective tax rate was primarily driven by net tax benefits of $17.1 million, of which $15.1 million primarily related to unrecognized tax benefits due to audit closures, $7.9 million related to foreign derived intangible income deductions accelerated from an intercompany royalty prepayment; offset by $6.5 million of net discrete tax expenses primarily related to adjustments in various foreign jurisdictions in which returns were filed.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Sales Growth
(Unaudited)

	Three months ended December 28, 2024
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the three months ended December 28, 2024	$520.0	$309.4	$829.4
Impact on net sales of movements in currency rates	8.2	3.5	11.7
Core sales for the three months ended December 28, 2024	$528.2	$312.9	$841.1

Net sales for the three months ended December 30, 2023	532.8	330.5	863.3
Decrease in net sales	(12.8)	(21.1)	(33.9)
Decrease in net sales on a core basis (core sales)	$(4.6)	$(17.6)	$(22.2)

Net sales decline	(2.4%)	(6.4%)	(3.9%)
Core sales decline	(0.9%)	(5.3%)	(2.6%)

	Year ended December 28, 2024
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the year ended December 28, 2024	$2,108.1	$1,300.1	$3,408.2
Impact on net sales of movements in currency rates	31.7	4.7	36.4
Core sales for the year ended December 28, 2024	$2,139.8	$1,304.8	$3,444.6

Net sales for the year ended December 30, 2023	2,191.2	1,379.0	3,570.2
Decrease in net sales	$(83.1)	$(78.9)	$(162.0)
Decrease in net sales on a core basis (core sales)	$(51.4)	$(74.2)	$(125.6)

Net sales decline	(3.8%)	(5.7%)	(4.5%)
Core sales decline	(2.3%)	(5.4%)	(3.5%)

Contact
Gates Investor Relations
Rich Kwas
(303) 744-4887
investorrelations@gates.com